Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8

(Form Type)

Sintx Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

TABLE 1 - NEWLY REGISTERED SECURITIES

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Other	700,000	(2)	$4.677	(3)	$3,273,900	(3)	0.0001531	$501.23
Total Offering Amounts							$3,273,900			$501.23
Total Fee Offsets										$0
Net Fee Due										$501.23

(1)	This registration statement on Form S-8 covers an aggregate of (i) 700,000 shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), of SINTX Technologies, Inc. (the “Registrant”), reserved for issuance pursuant to its SINTX Technologies, Inc. 2025 Equity Incentive Plan (the “Incentive Plan”), which was approved by shareholders on September 4, 2025, and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional shares of Common Stock that become issuable under the Incentive Plan by reason of any stock dividend, stock split, or other similar transaction.

(2)	Represents unissued shares of Common Stock that may be issuable in the future pursuant to the Plan.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act based upon the average of the high and low sales prices of the Registrant’s Common Stock as reported on the Nasdaq Capital Market on September 25, 2025.